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                      March 22, 2023

       Timothy Lain
       Chief Financial Officer
       Carpenter Technology Corp.
       1735 Market Street, 15th Floor
       Philadelphia, PA 19103

                                                        Re: Carpenter
Technology Corp.
                                                            Form 10-K for the
Fiscal Year Ended June 30, 2022
                                                            Filed August 15,
2022
                                                            File No. 001-05828

       Dear Timothy Lain:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing